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                                                        EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                   CONTACT:  Craig B. Parr
March 28, 2003                                          PHONE:  989-725-8354



         SPORTS RESORTS INTERNATIONAL, INC. TERMINATES DISCUSSIONS WITH
              MAJORITY SHAREHOLDER CONCERNING SALE OF SUBSIDIARIES

OWOSSO, Mich. -- Sports Resorts International, Inc. (the "Company") (Nasdaq:
SPRI) announces it has terminated all discussions and negotiations of the sale of two of its subsidiaries to majority shareholder Donald J. Williamson.

In a news release dated December 16th 2002, Mr. Williamson had offered to buy SPRI's subsidiaries, The Colonel's, Inc. and Rugged Liner, Inc. by transferring 7 million shares of SPRI stock to SPRI treasury and paying 6 dollars in cash to all shareholders of record on May 1, 2003. In response to Mr. Williamson's offer, the Company's Board of Directors formed a special committee of independent directors to negotiate with Mr. Williamson. The decision to terminate discussions was made after Mr. Williamson failed to deliver specific details of the proposed transaction. Prior to the termination of negotiations, the parties had not reached terms on any material part of the proposed transaction.

SPRI through its subsidiaries, manufactures and sells bedliners and other truck accessories to original equipment manufacturers and in the aftermarket, and owns and operates a multi-purpose motor sports facility located near Brainerd, Minn.

Certain statements included in this press release may be "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Craig B. Parr, Chief Executive Officer, at 989-725-8354 or visit our Web site at:
www.sportsresortsinternational.com.

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